Exhibit 99.2

100 Wall Street
Suite 1600
New York, NY  10005

To the Holders of:

$15,000,000 STRATS TRUST For JP Morgan Chase Capital XVII Securities, Series 2005-5
(Cusip 78478QAA9)

Please forward this notice to all beneficial holders.

U.S. Bank Trust National Association serves as trustee (the “Trustee”) for the above-referenced Trust (the “Trust”) formed pursuant to the terms of  the Base Trust Agreement dated as of September 26, 2003, as supplemented by the Series Supplement Series 2005-5 dated October 24, 2005 by and between Synthetic Fixed-Income Securities, Inc. as Depositor (the “Depositor”) and the Trustee.  The assets of the Trust include the following securities issued by J.P. Morgan Chase Capital XVII.

$15,000,000 principal amount 5.850% Capital Securities, Series Q due August 1, 2035
CUSIP No. 46627VAA5*

The Underlying Securities Guarantor has notified the Trustee of its redemption in full of the Underlying Securities pursuant to redemption provisions relating to the occurrence of a “Capital Treatment Event” (as defined in the prospectus governing the Underlying Securities) at 100% of the liquidation amount of each Underlying Security, together with accrued and unpaid distributions to July 12, 2012 (“Redemption Date”).

   The redemption of the Underlying Securities constitutes a Swap Agreement Termination Event that is also a Trust Termination Event, as described in the prospectus for the STRATS Certificates.  Pursuant to the terms of the STRATS Certificates, upon the occurrence of a Swap Agreement Termination Event that is also a Trust Termination Event, Certificateholders are entitled to receive the liquidation proceeds of the Underlying Securities plus any Termination Amount payable by the Swap Counterparty to the Trust, or minus any Termination Amount payable by the Trust to the Swap Counterparty, as applicable.

The liquidation proceeds of the Underlying Securities at par ($1,000.00) plus accrued and unpaid interest of $26.1625 per Underlying Security for a total amount of $1,026.1625 per STRATS Certificate.  The Termination Amount owed by the Trust to the Swap Counterparty is $554.00 per STRATS Certificate, payable on July 16, 2012.   Consequently, the amount payable to Certificateholders is $472.1625 principal amount per STRATS Certificate and 0 interest, equal to the liquidation proceeds of the Underlying Securities less the Termination Amount payable by the Trust to the Swap Counterparty (the “Certificate Termination Amount”).  The Certificate Termination Amount will be paid to Certificateholders on July 16, 2012.

Dated:   July 11, 2012

cc:   Moody’s Investors Service Inc.
        Standard & Poor’s Rating Services
        New York Stock Exchange

         *U.S. Bank shall not be held responsible for the selection or the use of the CUSIP number, nor is any representation made as to its correctness indicated in this notice.  It is included solely for the convenience of the holders.